Exhibit 10.9

Execution Version

ACCOUNT PURCHASE AGREEMENT

THIS ACCOUNT PURCHASE AGREEMENT (this “Agreement”) is entered into as of the Effective Date (as defined in Rider A annexed hereto), by and among ALEXANDRIA MOULDING, INC., a corporation formed under the laws of the State of Washington and having its chief executive office at 101 Grant Way, Moxee, Washington (“US Parent”), the subsidiaries of US Parent listed on Schedule 1.2 hereto (such subsidiaries, together with US Parent, individually and collectively, jointly and severally, the “US Client”), MOULURE ALEXANDRIA MOULDING INC., a corporation formed under the laws of Ontario and having its chief executive office at 20352 Power Dam Road, Alexandria, Ontario KOC 1A0 (“Canadian Parent”), and the subsidiaries of Canadian Parent listed on Schedule 1.3 hereto (such subsidiaries, together with Canadian Parent, individually and collectively, jointly and severally, the “Canadian Client”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“US Purchaser”), WELLS FARGO CAPITAL FINANCE CORPORATION CANADA (“Canadian Purchaser” and together with US Purchaser, the “Purchaser”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as agent for Purchasers (in such capacity, “Administrative Purchaser”). The US Client and Canadian Client are from time to time referred to herein, individually and collectively, as the “Client”. Except as set forth in Section 10.1 below, all capitalized terms used in this Agreement are defined in Rider A, and the rules of construction set forth in Rider A shall govern.

Client has advised Purchaser that Client desires to offer to sell and assign to Purchaser certain of Client’s Accounts that satisfy the requirements of Approved Accounts hereunder. Purchaser may, in its sole discretion, purchase certain Approved Accounts offered for sale and assignment, and, except as set forth herein, all such purchases shall be without recourse to Client. This Agreement, including the Schedules and Riders annexed hereto, memorializes the terms and conditions under which Purchaser shall purchase such Approved Accounts from Client.

In consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Client, Purchaser and Administrative Purchaser hereby agree as follows:

ARTICLE 1

PURCHASE AND PRICING TERMS

Section 1.1 Purchase and Assignment of Accounts. Client hereby agrees to sell and assign to Purchaser, and Purchaser hereby agrees to purchase as absolute owner, certain Approved Accounts of such Client arising from sales of inventory or rendition of services in the ordinary course of business by such Client to a Customer, without further act or instrument. With respect to each Approved Account offered for sale by Client to Purchaser hereunder and accepted for purchase by Purchaser from Client hereunder, the assignment to Purchaser of such Approved Account, and purchase by Purchaser of such Approved Account, will be effective as of the date of payment by Purchaser (or Administrative Purchaser on behalf of Purchaser) of the Initial Payment of the Purchase Price for such Approved Account (such Approved Accounts, upon effectiveness of the assignment and purchase thereof, being referred to, collectively, as the “Purchased Accounts”). Except as set forth herein, all purchases by Purchaser of Purchased Accounts shall be without recourse to Client.

Section 1.2 Written Credit Approval. Client shall submit to Administrative Purchaser a request for written credit approval of the Accounts of Client’s Customers. Purchaser may, in its discretion, approve such request by establishing a credit line limited to a specific amount for such specific Customer (all such Accounts owing by a specific Customer not exceeding the credit line established by Purchaser, “Approved Accounts”). No credit approval shall be effective unless notice thereof shall be received by Client from Administrative Purchaser (either in writing or electronically via any internet accessible website provided by Administrative Purchaser to Client in connection herewith). No such credit approval or terms of sale of a Purchased Account shall be changed without Administrative Purchaser’s approval (either in writing or electronically via any internet accessible website provided by Administrative Purchaser to Client in connection herewith). If there is any change in the amount, terms, shipping date or delivery date for any shipment of goods or rendition of services under a Purchased Account (a “Change of Terms”), Client shall submit a change of terms request to Administrative Purchaser and Administrative Purchaser shall advise Client of Purchaser’s decision either to retain the Credit Risk or to withdraw the credit approval for such Purchased Account. Administrative Purchaser, on behalf of Purchaser, shall have the right, at any time, to withdraw or adjust a credit line of a Customer (provided, such withdrawal or adjustment shall not be effective with respect to Purchased Accounts then outstanding). Purchaser and Administrative Purchaser shall not be liable to any person or in any manner for refusing to approve the credit of any Customer.

Section 1.3 Written Schedules. Client shall deliver to Administrative Purchaser, electronically using the internet accessible website made available by Administrative Purchaser to Client for such purpose, schedules of all Approved Accounts (which shall include the invoice details for each such Approved Account) offered by Client for sale and assignment to Purchaser hereunder, together with copies of Customer’s invoices or their equivalent and evidence of delivery of all goods sold or rendition of services and all other information or documents, as Administrative Purchaser may reasonably require. Such schedules of Approved Accounts, and offers to sell to Purchaser such Approved Accounts, shall be submitted on a weekly basis or with such other frequency as Administrative Purchaser may agree. A separate schedule shall be delivered for each Client.

Section 1.4 Payment of Purchase Price. As consideration for the assignment and sale of a Purchased Account to Purchaser, Purchaser shall pay to the applicable Client the Purchase Price for such Purchased Account in accordance with the terms hereof. The Initial Payment of the Purchase Price for a Purchased Account shall be payable on the date such Account is purchased by and is assigned to Purchaser hereunder and the Settlement Date Payment of the Purchase Price for a Purchased Account shall be payable on the first Business Day after the Settlement Date for such Purchased Account. Purchaser shall remit to Client payment for a Purchased Account by Administrative Purchaser crediting the Client Ledger Account of such Client. Notwithstanding anything to the contrary herein, if the Settlement Date for a Purchased Account occurs under clause (a) of the definition of Settlement Date, receipt by Administrative Purchaser from Client or Servicer of all remittance information relating to the collection of such Purchased Account shall be a condition precedent to the payment of the Settlement Date Payment for such Purchased Account as set forth above. Payments by Purchaser of the Purchase Price for a Purchased Account in accordance with the terms hereof shall be made by crediting the Client Ledger Account provided that payment of the Initial Payment for the Purchased Accounts purchased by Purchaser on the Effective Date shall be remitted directly to the following bank accounts:

Section 1.5 Assumption of Credit Risk. Upon the purchase of a Purchased Account, Purchaser shall assume the Credit Risk thereon, but not the risk of non-payment of such Purchased Account for any other reason. Notwithstanding anything to the contrary set forth herein, Purchaser’s Credit Risk on a Purchased Account shall not include any Customer’s inability to pay a Purchased Account at its longest maturity as a result of acts of war, acts of God, civil strife, currency restrictions or foreign political impediments. Each Client shall be liable to Purchaser and Administrative Purchaser for all representations, warranties, covenants and indemnities made by such Client pursuant to the terms of this Agreement, all of which obligations are limited so as not to constitute recourse to such Client for (a) the failure of any Customer to pay any Purchased Account due to an Insolvency Event, or (b) the non-payment of a Purchased Account which remains unpaid on the Outside Date and with respect to which the applicable Customer has not asserted or alleged a Commercial Dispute.

Section 1.6 No Commitment to Purchase; No Liability. Purchaser shall have no obligation to accept any offer to sell, or otherwise to purchase, any Account from Client and nothing in this Agreement or otherwise constitutes a commitment on the part of Purchaser or Administrative Purchaser to make any such purchase. Administrative Purchaser and Purchaser may reject any offer from time to time in its sole discretion, without any notice or explanation to Client as to the basis for such determination. No such obligation or commitment shall be implied by an act or omission of Purchaser or Administrative Purchaser or on their behalf, other than the payment by Purchaser to Client of the Initial Payment of the Purchase Price for any Purchased Account in accordance with the terms hereof. Purchaser and Administrative Purchaser shall have no liability to Client or to any other Person for declining to accept any offer to purchase a Purchased Account or the withdrawal or revocation of any acceptance of an offer to purchase a Purchased Account on the basis of the failure of any of the conditions to such purchase to be satisfied in the reasonable determination of Administrative Purchaser.

Section 1.7 Repurchase of Accounts

1.7.1 Upon the occurrence of a Repurchase Event with respect to a Purchased Account (whether before, on or after the Settlement Date of such Purchased Account), Administrative Purchaser may, upon notice to the Client from which such Purchased Account was purchased, require such Client to pay to Purchaser (or to Administrative Purchaser, on behalf of such Purchaser) the Repurchase Price in respect of such Purchased Account.

1.7.2 The payment of the Repurchase Price for Purchased Accounts sold by Canadian Client, any WFB Discount in respect of such Purchased Accounts or any other amounts at any time owing by Canadian Client to any Purchaser or Administrative Purchaser shall be made, at the option of Administrative Purchaser, either by: (a) setoff by Administrative Purchaser against any amount then owing by Purchaser or Administrative Purchaser to Canadian Client, (b) debit or deduction from any deposit account of Canadian Client or the Client Ledger Account of Canadian Client or (c) a cash payment by Canadian Client to the Purchaser of such Purchased Account. All such payments by Canadian Client to Purchaser or Administrative Purchaser shall be made without offset, defense, or counterclaim of any kind, nature or description and, with respect to cash payments, to the WFB Bank Account for CAD Accounts or USD Accounts, as applicable, or to such other account specified by Administrative Purchaser to Canadian Client for such purpose.

1.7.3 The payment of the Repurchase Price for Purchased Accounts sold by US Client, any WFB Discount in respect of such Purchased Accounts or any other amounts at any time owing by US Client to any Purchaser or Administrative Purchaser shall be made, at the option of Administrative Purchaser, either by: (a) setoff by Administrative Purchaser against any amount then owing by Purchaser or Administrative Purchaser to US Client, (b) debit or deduction from any deposit account of US Client or the Client Ledger Account of US Client or (c) a cash payment by US Client to the Purchaser of such Purchased Account. All such payments by US Client to Purchaser or Administrative Purchaser shall be made without offset, defense, or counterclaim of any kind, nature or description and, with respect to cash payments, to the WFB Bank Account for USD Accounts or CAD Accounts, as applicable, or to such other account specified by Administrative Purchaser to US Client for such purpose.

1.7.4 If Administrative Purchaser has exercised its option to require that a Client repurchase a Purchased Account, then upon the payment by or on behalf of such Client of the Repurchase Price for such Purchased Account, such Purchased Account shall be deemed to be sold by Purchaser back to such Client without further action or payment, and without recourse, representation or warranty (and shall no longer constitute a Purchased Account hereunder). If after receipt of any payment, Purchaser is required to surrender or return such payment to any Person for any reason, then the obligations intended to be satisfied by such payment shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment had not been received by Purchaser.

Section 1.8 No Assumption of Obligations Related to Purchased Accounts. Purchaser and Administrative Purchaser shall not have any obligation or liability to any Customer in respect of a Purchased Account or other customer of Client. No such obligation or liability is intended to be assumed hereunder by Purchaser or Administrative Purchaser, and any such assumption is expressly disclaimed.

Section 1.9 True Sales. Client, Purchaser and Administrative Purchaser intend that the conveyances and transfers of the Purchased Accounts hereunder be true sales by Client to Purchaser that are absolute and irrevocable and that provide Purchaser with the full benefits of ownership of the Purchased Assets, and neither Client, Purchaser nor Administrative Purchaser intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Purchaser or Administrative Purchaser to Client or an assignment by way of security by Client to Purchaser or Administrative Purchaser.

ARTICLE 2

ADMINISTRATION

Section 2.1 Client Ledger Account

2.1.1 Administrative Purchaser shall record in the Client Ledger Account of a Client all debits, credits and other entries for all transactions hereunder or under any Other Agreement between such Client, on the one hand, and Purchaser and Administrative Purchaser, on the other hand, including, without limitation, all purchases from such Client of Purchased Accounts, payments to such Client of the Purchase Price of such Purchased Accounts, including the Initial Payment and Settlement Date Payment of such Purchase Price, collections of such Purchased Accounts, Reserves attributable or allocated to such Client, and charges for which such Client is liable hereunder, including, without limitation, amounts due for any Repurchase Price, discount, fees, costs, expenses and taxes.

2.1.2 Administrative Purchaser shall make available to Client an internet accessible website which will permit Client to view all debits, credits and other entries made by Purchaser to the Client Ledger Account during specific periods.

2.1.3 Client agrees to log on to the internet accessible website provided by Administrative Purchaser no less frequently than monthly, and Client shall review all transactions posted to the Client Ledger Account through the last day of each month. All postings to the Client Ledger Account for each month shall be subject to subsequent adjustment by Administrative Purchaser but shall, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between Client and Administrative Purchaser unless, within 60 days after the last day of any month, Client shall deliver to Administrative Purchaser written objection to the postings for such month describing the error or errors contained in any such postings.

2.1.4 US Client hereby unconditionally promises to pay to Administrative Purchaser or any Purchaser all amounts due from any Client to Administrative Purchaser or any Purchaser, as and when due, without deduction or setoff, regardless of any defense or counterclaim, in accordance with this Agreement. US Client hereby irrevocably authorizes Administrative Purchaser, from time to time and without prior notice to Client (except as provided in the following sentence), to charge all amounts, including, without limitation, the amount of any Repurchase Price, all discount, costs, fees, expenses and other charges payable by Client (or any Client) hereunder or under any of the Other Agreements to the Client Ledger Account of US Client. Administrative Purchaser shall use commercially reasonable efforts to notify Client prior to charging the Client Ledger Account for any legal or field examination fees, costs or expenses payable by Client to Administrative Purchaser or Purchaser hereunder; provided, that, any failure of Administrative Purchaser to do so shall not constitute a default hereunder or limit the right of Administrative Purchaser to charge such amounts to the Client Ledger Account when due in accordance with the terms hereof.

2.1.5 Canadian Client hereby unconditionally promises to pay to Administrative Purchaser or any Purchaser all amounts due from Canadian Client to Administrative Purchaser or any Purchaser as and when due, without deduction or setoff, regardless of any defense or counterclaim, in accordance with this Agreement. Canadian Client hereby irrevocably authorizes Administrative Purchaser, from time to time and without prior notice to Client (except as provided in the following sentence), to charge all amounts, including, without limitation, the amount of any Repurchase Price, all discount, costs, fees, expenses and other charges payable by Canadian Client hereunder or under any of the Other Agreements to the Client Ledger Account of Canadian Client. Administrative Purchaser shall use commercially reasonable efforts to notify Client prior to charging the Client Ledger Account for any legal or field examination fees, costs or expenses payable by Client to Administrative Purchaser or Purchaser hereunder; provided, that, any failure of Administrative Purchaser to do so shall not constitute a default hereunder or limit the right of Administrative Purchaser to charge such amounts to the Client Ledger Account when due in accordance with the terms hereof.

Section 2.2 Payments and Remittances

2.2.1 All checks, remittances, other items of payment and other Proceeds of Purchased Assets shall be property of Purchaser. All invoices evidencing Accounts owing from Customers whose Accounts are at any time purchased by Purchaser hereunder shall indicate that the Account evidenced by such invoice is payable directly and only to Client at the applicable USD Collection Accounts or CAD Collection Accounts (or, upon and after the occurrence of a Servicer Default and during its continuation, such other lockboxes or accounts as Administrative Purchaser may from time to time specify). If any checks, remittances, other items of payment or other

Proceeds of Purchased Assets are received by Client, Client shall hold the same in trust for the benefit of Purchaser and will promptly deposit all such checks, remittances and other items of payment and other Proceeds of Purchased Assets into the applicable Collection Account. The Collection Accounts as of the date hereof are listed on Schedule 2.2 hereto. Proceeds and collections from Purchased Accounts that are USD Accounts shall be remitted and deposited only into Collection Accounts designated solely for collection and deposit of USD Accounts (the “USD Collection Accounts”). Proceeds and collections from Purchased Accounts that are CAD Accounts shall be remitted and deposited only into Collection Accounts designated solely for collection and deposit of CAD Accounts (the “CAD Collection Accounts”).

2.2.2 No later than thirty (30) days after the Effective Date, Client shall execute and deliver to Administrative Purchaser, in form and substance reasonably satisfactory to Administrative Purchaser, a springing account control agreement with respect to each Collection Account that is a USD Collection Account (collectively, the “USD Deposit Account Control Agreements”). No later than thirty (30) days after the Effective Date, Client shall execute and deliver to Administrative Purchaser, in form and substance reasonably satisfactory to Administrative Purchaser, a springing account control agreement with respect to each Collection Account that is a CAD Collection Account (collectively, the “CAD Deposit Account Control Agreements”). The USD Deposit Account Control Agreements and CAD Deposit Account Control Agreements are collectively referred to herein as the “Deposit Account Control Agreements”. Client shall not change (or, if Client is then acting as Servicer, permit Servicer to change) the Collection Accounts unless (a) Client shall have provided Administrative Purchaser with prior written notice as required under Section 11.3, (b) the financial institution at which such Collection Account is maintained is acceptable to Administrative Purchaser and (c) Client shall have delivered to the Administrative Purchaser a Deposit Account Control Agreement, executed by Client and such financial institution, with respect to such Collection Account.

2.2.3 Subject to the terms of the Deposit Account Control Agreements, Administrative Client is irrevocably authorized, upon and during the continuance of a Cash Dominion Trigger, to give instructions pursuant to such Deposit Account Control Agreements directing the disposition of funds (a) in the USD Collection Accounts, to Administrative Purchaser, on a daily basis, for the benefit of the Purchaser with respect to collections from Purchased Accounts purchased by such Purchaser and (b) in the CAD Collection Accounts, to Administrative Purchaser, on a daily basis, for the benefit of the Purchaser with respect to collections from Purchased Accounts purchased by such Purchaser.

2.2.4 If Purchaser or Administrative Purchaser is required to repay, refund or otherwise disgorge any payment received by Purchaser or Administrative Purchaser for an Account of a Client, and such Account is the subject of a Commercial Dispute or Repurchase Event, such Client hereby indemnifies, saves and holds harmless Purchaser and Administrative Purchaser with respect to such payment and the amount of the repayment by Purchaser or Administrative Purchaser shall be part of the Indemnified Amounts, notwithstanding any termination of this Agreement, and such amount may be charged by Administrative Purchaser to the Client Ledger Account of such Client.

2.2.5 In the event a Client at any time receives a payment from Purchaser (or from Administrative Purchaser on behalf of Purchaser) with respect to any Account to which such Client has no rights, repayment of such payment shall be part of the obligations of such Client to Purchaser, whether or not this Agreement has been terminated, and any such amounts shall be paid to Purchaser and shall be included in the Indemnified Amounts.

2.2.6 If Purchaser or Administrative Purchaser receives a duplicate payment with respect to an Account or other payment which is not identified as applicable to an outstanding Account, Purchaser or Administrative Purchaser, as applicable, will account for such payment as an open item and either return any duplicate or unidentified payment to the Customer or, in Administrative Purchaser’s reasonable discretion, apply such unidentified payment pursuant to the terms hereof upon proper identification and documentation reasonably acceptable to Administrative Purchaser.

Section 2.3 Settlement Date; Client Ledger Account Balances.

2.3.1 Without limiting the right of Administrative Purchaser to debit the Client Ledger Account for amounts due from Client to Administrative Purchaser or Purchaser hereunder, including the Repurchase Price of a Purchased Account subject to a Repurchase Event, Administrative Purchaser will, for each Purchased Account of a Client, credit the Client Ledger Account of such Client in the amount equal to the Settlement Date Payment for each such Purchased Account on the first Business Day after the Settlement Date applicable to each such Purchased Account.

2.3.2 At the request of Client, Administrative Purchaser shall remit, subject to Administrative Purchaser’s right to withhold Reserves, any credit balance in the Client Ledger Account of a Client as of the close of business on the immediately preceding Business Day to such Client by wire transfer of immediately available funds to the Client Bank Account (or to such other depository account as may be required under the Lien Release Agreement). Should the Client Ledger Account for any Client (or group of Clients) at any time have a deficit balance, Administrative Purchaser shall provide such Client(s) with written notice thereof and such Client(s) shall pay to the applicable Purchaser the amount of such deficit on or before the date and in accordance with the wire transfer instructions specified in such written notice. Administrative Purchaser may withhold from any credit balance in the Client Ledger Account such Reserves as Administrative Purchaser has established from time to time, in its Permitted Discretion.

Section 2.4 Currency Provisions

2.4.1 All reports and schedules of Accounts delivered by Client to Administrative Purchaser under this Agreement, including with respect to Accounts offered for sale to Purchaser hereunder, shall reflect USD Accounts in US Dollars and CAD Accounts in Canadian Dollars. Payments by Purchaser of the Purchase Price for CAD Accounts or otherwise in respect of CAD Accounts shall be made, and credited to the Client Ledger Account, in Canadian Dollars. Payments by Purchaser of the Purchase Price for USD Accounts or otherwise in respect of USD Accounts shall be made, and credited to the Client Ledger Account, in US Dollars.

2.4.2 Payments of the Repurchase Price for CAD Accounts, the WFB Discount in respect of CAD Accounts, Commissions in respect of CAD Accounts and Obligations (as defined below) in respect of CAD Accounts shall, except with regard to the fees set forth in Sections 3-4 of Schedule 1.1, be remitted and payable by Client to Purchaser in Canadian Dollars. All other amounts due or payable from Client to Purchaser under this Agreement or the Other Agreements, including payments of the Repurchase for USD Accounts, the WFB Discount in respect of USD Accounts, Commissions in respect of USD Accounts and Obligations in respect of USD Accounts, shall be remitted and payable by Client to Purchaser in US Dollars. To the extent Client or Servicer receives Proceeds of Purchased Accounts that are USD Accounts in any currency other than US Dollars, Client shall remit to Purchaser the US Dollar Equivalent of such Proceeds in accordance with Section 2.2.1. To the extent Client or Servicer receives Proceeds of Purchased Accounts that are CAD Accounts in any currency other than Canadian Dollars, Client shall remit to Purchaser the Canadian Dollar Equivalent of such Proceeds in accordance with Section 2.2.1.

2.4.3 In the event Purchaser or Administrative Purchaser receives Proceeds of CAD Accounts in any currency other than Canadian Dollars, Client hereby (a) authorizes such Purchaser or Administrative Purchaser to convert such Proceeds to the Canadian Dollar Equivalent thereof as of the date of such receipt and (b) acknowledges and agrees that Client shall bear the risk, and agrees to indemnify and reimburse such Purchaser or Administrative Purchaser for, any currency loss due to such currency conversion.

2.4.4 In the event Purchaser or Administrative Purchaser receives Proceeds of USD Accounts in any currency other than US Dollars, Client hereby (a) authorizes such Purchaser or Administrative Purchaser to convert such Proceeds to the US Dollar Equivalent thereof as of the date of such receipt and (b) acknowledges and agrees that Client shall bear the risk, and agrees to indemnify and reimburse such Purchaser or Administrative Purchaser for, any currency loss due to such currency conversion.

ARTICLE 3

FEES AND EXPENSES

Section 3.1 Fees. Each Client agrees to timely pay all fees applicable to it as set forth on Schedule 1.1 annexed hereto, all of which fees shall be fully earned and payable when due, may be charged by Administrative Purchaser to the Client Ledger Account of such Client and shall not be subject to refund, rebate or proration for any reason whatsoever.

Section 3.2 Reimbursement of Costs, Fees and Expenses Incurred by Administrative Purchaser and Purchaser. Each Client shall reimburse Administrative Purchaser and each Purchaser for all of their out-of-pocket costs, fees and expenses (which shall in each case be reasonable and properly-documented) incurred by such Administrative Purchaser and Purchaser, including attorneys’ costs, fees and expenses, in connection with: (a) obtaining or enforcing payment or performance of any obligation owing by such Client to Administrative Purchaser and Purchaser hereunder or under any Other Agreement, (b) field examinations and inspections of such Client, such Client’s operations and the Approved Accounts, at the current rates established from time to time by Administrative Purchaser as its fee for such exams or inspections (which fees are currently $950 per day per collateral examiner), plus all actual out-of-pocket costs and expenses incurred in conducting any collateral exam or inspection; provided that, absent the existence of a Servicer Default or any event or circumstance set forth in Section 8.1.2 (other than subsection (a) thereof), Client shall not be obligated to reimburse Administrative

Purchaser for (i) costs and expenses in excess of $10,000 in the aggregate in connection with each such examination or inspection or (ii) more than one such examination or inspection per Contract Year, and (c) the prosecution or defense of any action or proceeding concerning any matter arising out of or connected with this Agreement, any Other Agreement or any of the Purchased Assets of such Client (excluding any actions or proceedings by Administrative Purchaser or Purchaser for the collection of Purchased Accounts for which Purchaser has retained the Credit Risk). In addition to the foregoing, each Client shall pay to Purchaser and Administrative Purchaser their standard and customary fees relating to bank services, wire transfers, special or additional reports, remittance expenses (including, without limitation, incoming wire charges, currency conversion fees and stop payment fees), and other services at such rates as shall be charged by Purchaser and Administrative Purchaser to their respective clients from time to time. All such reasonable and properly-documented costs, fees and expenses, together with all filing, recording and search fees and taxes payable by Client to Administrative Purchaser and/or Purchaser, shall be payable on demand by Administrative Purchaser and may be charged by Administrative Purchaser to the Client Ledger Account of such Client.

ARTICLE 4

SAVINGS CLAUSE

If, notwithstanding the intention of the parties expressed in Section 1.9 hereof, the conveyance and transfer by Client to Purchaser of the Purchased Assets hereunder shall be characterized other than as true sales, and as security for Client’s performance for all of its obligations under this Agreement and the Other Agreements, this Agreement shall constitute a security agreement under the UCC, the PPSA and other applicable law. For this purpose, each Client hereby grants to Administrative Purchaser, as agent for the benefit of itself and each Purchaser, a duly perfected, first priority security interest (subject to Section 7.1.2(b)) in all of such Client’s rights in, to and under the Purchased Assets to secure the timely payment and performance by such Client of all of its obligations owing to Purchaser and Administrative Purchaser. In the event this Agreement shall be characterized as a security agreement, Purchaser and Administrative Purchaser shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC, the PPSA and other applicable law, which rights and remedies shall be cumulative and may be exercised alternatively, successively or concurrently on any one or more occasions.

ARTICLE 5

CLIENT REPRESENTATIONS AND WARRANTIES

Client hereby makes all of the representations and warranties set forth on Riders B1 and B2 annexed hereto.

ARTICLE 6

AFFIRMATIVE COVENANTS

Client hereby agrees as follows:

Section 6.1 Recordkeeoina, Rights of Inspection, Audit, Etc.

(a) Client shall maintain proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to Client’s properties, business and activities, including without limitation, promptly upon the sale of each Purchased Account to Purchaser.

(b) Client shall permit authorized representatives of Administrative Purchaser from time to time, at reasonable times and intervals, during regular business hours and upon reasonable prior notice to Client (or, during the existence and continuance of a Servicer Default, at any time without notice), to perform field examinations, to visit and inspect the properties of Client, to review, audit, check and inspect the Purchased Accounts and other Purchased Assets to review, audit, check and inspect Client’s books or records and to make abstracts and photocopies thereof, and to discuss the affairs, finances and accounts of Client, with the officers, directors, employees and other representatives of Client and its accountants. Administrative Purchaser shall use reasonable efforts to coordinate the timing of any such field examinations with any examinations or inspections being performed by, or to be performed by, the ABL Lenders. Notwithstanding the foregoing, and subject to the limitations on reimbursement set forth in Section 3.2(b), Administrative Purchaser may perform such separate examinations as it deems necessary in its Permitted Discretion.

(c) Client will mark its books and records (whether electronic or otherwise) which relate to the Purchased Assets with a legend, reasonably acceptable to Administrative Purchaser, evidencing that the Purchased Assets have been sold by Client to Purchaser. In the event that any such electronic records are printed and distributed or shown to any Person other than Client or Purchaser, such legend shall be included with such printed records.

Section 6.2 Intentionally omitted.

Section 6.3 Notification of Material Disputes and Certain Other Events. Client and Servicer shall promptly notify Administrative Purchaser in writing after Client or Servicer, as the case may be, obtains knowledge of the occurrence of:

(a) Any event or circumstance set forth in Section 8.1.2 (other than subsection (a) thereof);

(b) any material dispute (including, without limitation, any Commercial Dispute) between a Customer and Client or the return by or repossession of any Goods or services from any Customer;

(c) the assertion, filing, recording or perfection by any means of any Lien against any of the Purchased Assets, other than in favor of Administrative Purchaser;

(d) the occurrence of an Insolvency Event with respect to any Customer;

(e) any (i) material change to the credit limits, availability formulas or reserves under the ABL Documents or (ii) amendment or modification to the ABL Loan Documents that would have the effect of materially decreasing the total combined amount available for borrowing by US Parent and Canadian Parent under the ABL Loan Documents.

Section 6.4 Financial Information. Client shall cause to be prepared and shall deliver to Administrative Purchaser, in each case, in form and content reasonably satisfactory to Administrative Purchaser:

6.4.1 Within 30 days after the end of each month (or, with respect to any month that is the end of a calendar quarter, within 45 days after the end of such month), monthly internally prepared (a) (i) consolidated and consolidating balance sheet, income statement and statement of shareholder’s equity, and (ii) consolidating statement of cash flow, and (b) consolidating internally prepared Financial Statements for each of the US Client and Canadian Client for such month, in each case, together with any management highlights or discussion. Such Financial Statements described in the foregoing clauses (a) and (b) to be certified by each respective Client’s President or Chief Financial Officer and prepared in accordance with US GAAP with respect to US Client and Canadian GAAP with respect to Canadian Client.

6.4.2 Within 135 days after the end of each fiscal year, (a) US Parent’s Financial Statements for such fiscal year, audited by a certified public accountant reasonably acceptable to Administrative Purchaser and prepared on a consolidated basis in accordance with US GAAP and (b) Canadian Parent’s Financial Statements for such fiscal year, audited by a certified public accountant reasonably acceptable to Administrative Purchaser and prepared on a consolidated basis in accordance with Canadian GAAP;

6.4.3 Within 30 days after the start of each fiscal year, projections of each Client for such fiscal year, prepared on a monthly basis;

6.4.4 Within 15 days after the end of each month, (i) each Client’s accounts payable aging, (ii) a detailed aging of Approved Accounts of US Client in electronic format, as at the last business day of the previous month, including credit lines and customer number; (iii) a detailed aging of Approved Accounts of Canadian Client in electronic format, as of the last business day of the previous month, including credit lines and customer number; (iv) a report of each Canadian Client’s then outstanding VAT tax (including HST) liability, if any, and evidence, reasonably acceptable to Administrative Purchaser, of the payment by each Canadian Client of all VAT (including HST) liabilities payable in such preceding month and (v) with respect to each of US Client and Canadian Client, a written collection comment for Approved Accounts of such Client that are outstanding 60 days or more beyond normal terms (or 30 days, if the amount 30 or more days past due exceeds $100,000), which includes the following information:

(A) Customer’s telephone number that was called;

(B) name of party spoken to;

(C) prior collection comment; and

(D) current month’s collection comment;

6.4.5 Contemporaneously with the delivery thereof, a copy of each compliance certificate, borrowing base and collateral report delivered by Client or any of its affiliates under or pursuant to the ABL Loan Documents;

6.4.6 Contemporaneously with the receipt thereof, a copy of each notice of default or exercise of cash dominion received by Client or any of its affiliates under or pursuant to the ABL Loan Documents;

6.4.7 Promptly, upon Administrative Purchaser’s request from time to time, such other financial information as Administrative Purchaser may reasonably request.

Section 6.5 USA PATRIOT Act, Etc. Client will (a) ensure, and cause each subsidiary to ensure, that none of its respective equity owners shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders of the President of the United States, (b) not use or permit the use of the proceeds of any Purchased Account purchased hereunder or any other financial accommodation from Purchaser or Administrative Purchaser to violate any of the foreign asset control regulations of OFAC or other applicable law, rule or regulation, (c) comply, and cause each subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (d) otherwise comply with the Patriot Act.

Section 6.6 Communications with Customers. Client irrevocably authorizes Administrative Purchaser (in Administrative Purchaser’s name or in the name of a nominee of Administrative Purchaser) to communicate with any Customer obligated on an Approved Account to verify the balance of such Approved Account or to confirm Client’s sale of goods or rendition of services to such Customer. Administrative Purchaser shall provide prior notice to Client of any intended communication by Administrative Purchaser with any Customer under this Section 6.6 and, if requested by Client, Administrative Purchaser shall conduct such communication together with Client and with Administrative Purchaser acting as a silent participant in any such communication; provided that the foregoing shall not apply (a) upon and during the continuance of a Servicer Default, (b) upon or after termination of this Agreement other than under Section 8.1.1 or 8.1.2(a) hereof, (c) to verifications conducted by Administrative Purchaser through any internet accessible website or electronic portal provided or made available by Customer to Client (“Electronic Verifications”) or (d) at any time that any Purchased Account is ninety (90) or more days past due. Client irrevocably authorizes Administrative Purchaser to conduct such Electronic Verifications at any time and agrees to provide to Administrative Purchaser, upon Administrative Purchaser’s reasonable request therefor, such logins, passwords and other assistance as may be reasonably necessary for Administrative Purchaser to access such internet accessible websites or electronic portals provided or made available by Customer to Client. Without limiting the foregoing, upon and during the continuance of a Servicer Default (whether or not Administrative Purchaser exercises its right to appoint a replacement Servicer) and at any time any Purchased Account is ninety (90) or more days past due, Client irrevocably authorizes Administrative Purchaser (in Administrative Purchaser’s name or in the name of a nominee of Administrative Purchaser) to settle Commercial Disputes and for all such other purposes arising in connection with Purchaser’s purchase of the Purchased Account.

Section 6.7 Further Action and Further Assurances

6.7.1 Client will take all necessary action to establish and maintain in favor of Purchaser good title to (and, to the extent that the interest of a buyer of accounts is a “security interest” under the UCC or PPSA, a valid and perfected first priority security interest in) all Purchased Assets, free and clear of any security interest, Lien, pledge, claim or other encumbrance for the benefit of any Person other than Administrative Purchaser (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC or PPSA (or any comparable law) of all appropriate jurisdictions) and from time to time, at its expense, Client will promptly execute and deliver all further instruments and documents, and take all further action that Administrative Purchaser may reasonably request in order to perfect, protect or more fully evidence Purchaser’s ownership of the Purchased Assets, or to enable Administrative Purchaser or Purchaser to exercise or enforce any of its rights under this Agreement and any Other Agreement.

6.7.2 Client irrevocably and unconditionally authorizes Administrative Purchaser (or its agent) to file at any time and from time to time such UCC and PPSA financing statements with respect to the Purchased Assets naming Client as seller/debtor and Administrative Purchaser (and/or Purchaser) as buyer/secured party, as Administrative Purchaser may require, together with any amendments and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Client hereby ratifies and approves all financing statements naming Client as seller/debtor and Administrative Purchaser (or Purchaser) as buyer/secured party, with respect to the Purchased Assets (and any amendments and continuations with respect to such financing statements) filed by or on behalf of Administrative Purchaser (or Purchaser) prior to the date hereof. In no event shall Client at any time file, or cause to be filed, any correction statement or termination statement with respect to any financing statement (or any amendment or continuation with respect thereto) naming Client as seller/debtor and Administrative Purchaser (or Purchaser) as buyer/secured party.

Section 6.8 Communications with ABL Lenders. Client hereby irrevocably authorizes Administrative Purchaser to communicate with ABL Lenders, and irrevocably authorizes ABL Lenders to communicate with Administrative Purchaser, with respect to all matters concerning the ABL Loan Documents, including for the purpose of Administrative Purchaser verifying borrowing availability of Client under the ABL Loan Documents.

Section 6.9 Credit Insurance. Client shall, and Client shall cause Servicer to (if Client is acting as Servicer), in each case at the prior written request of Administrative Purchaser, produce such information in the possession of, or reasonably available to, Client as may be necessary for Administrative Purchaser or any Purchaser to submit a claim under any credit insurance policy with respect to any Purchased Account.

ARTICLE 7

NEGATIVE COVENANTS

Client agrees as follows:

Section 7.1 Negative Covenants. Client shall not:

7.1.1 Without giving Administrative Purchaser at least ten (10) days prior written notice:

(a) change Client’s legal name or conduct business under a fictitious, assumed or “d/b/a” name;

(b) change Client’s organizational identification number (or acquire an organizational number if Client does not have one as of the Effective Date);

(c) change Client’s type of organization;

(d) change Client’s jurisdiction of organization;

(e) change Client’s chief executive office, mailing address or any location of its books and records; or

(f) change Client’s certified public accountants (or chartered accountants in the case of Canadian Client).

7.1.2 At any time:

(a) without Administrative Purchaser’s prior written consent, be a party to a merger, amalgamation or consolidation or acquire all or substantially all of the assets of any Person unless Client shall be the surviving or continuing entity, as applicable, of such merger, amalgamation or consolidation; or

(b) grant or permit to exist any Lien or otherwise transfer any other interest in any of the Purchased Assets to any Person other than holders of Permitted Liens, without Administrative Purchaser’s prior written consent.

ARTICLE 8

TERM

Section 8.1 Termination and Autorenewal. This Agreement shall remain in full force and effect until terminated as follows:

8.1.1 Client may terminate this Agreement upon at least thirty (30), but no more than ninety (90), days’ prior written notice to Administrative Purchaser. Unless Administrative Purchaser has received such notice at least thirty (30) days prior to the last day of the Initial Term (or, as applicable, Renewal Term), or this Agreement shall be otherwise terminated in accordance with the terms hereof, this Agreement shall automatically renew for successive Renewal Terms.

8.1.2 Administrative Purchaser, on behalf of itself or Purchaser, may terminate this Agreement at any time if

(a) Administrative Purchaser provides Client with ninety (90) days’ prior written notice;

(b) A Client fails to pay any amounts payable by such Client to Administrative Purchaser or Purchaser hereunder when due and payable hereunder unless such failure is cured within three (3) Business Days after Administrative Purchaser provides Client with written notice of such failure (and provided that the foregoing shall not be construed to limit the right of Administrative Purchaser to charge such amounts as and when due to the Client Ledger Account of such Client in accordance with the terms hereof or to offset amounts payable by Administrative Purchaser or Purchaser to such Client hereunder against any amounts payable by such Client to Administrative Purchaser or Purchaser hereunder as and when such amounts are due);

(c) Client fails to perform any of the covenants contained in this Agreement or in any Other Agreement and such failure, if capable of cure, continues uncured for ten (10) consecutive days after Administrative Purchaser provides Client with written notice of such failure (provided such ten day period shall not apply to any failure of Client to perform under Section 6.4);

(d) any representation, warranty or statement of fact made or deemed made by Client to Administrative Purchaser or Purchaser in this Agreement or any Other Agreement or otherwise in connection with the transactions contemplated hereunder shall when made or deemed made be false or misleading in any material respect;

(e) Client dissolves or suspends or discontinues doing business or shall be subject to an Insolvency Event;

(f) A change in any applicable law, rule, code, statute, regulation or treaty prohibits or otherwise adversely affects Administrative Purchaser’s or Purchaser’s rights or obligations under this Agreement in any material respect;

(g) The occurrence of an event of default under the ABL Loan Documents; or

(h) There shall occur and be continuing a Servicer Default other than under clause (i) or (k) of Section 11.4.

Section 8.2 Effect of Termination. Upon termination, all amounts then owing from Client shall be immediately due and payable, and Administrative Purchaser and Purchaser may exercise any rights and remedies available to Administrative Purchaser and Purchaser at law or equity; provided, that, upon the occurrence of a case or proceeding against Client that is an Insolvency Event: (a) this Agreement shall automatically and without notice or action terminate, and (b) Purchaser and Administrative Purchaser shall have no obligation to pay the Purchase Price for any Accounts that are not Purchased Accounts or that have been rejected by Purchaser or otherwise not accepted for purchase by Purchaser prior to the commencement of such case or proceeding. Termination shall not affect any rights created or obligations incurred under this Agreement prior to termination. Any amounts due to Administrative Purchaser and/or Purchaser hereunder shall become immediately due and payable in full in cash or other immediately available funds without further notice or demand.

ARTICLE 9

INDEMNITIES

Section 9.1 Indemnification. Each Client, jointly and severally, hereby indemnifies and holds each Indemnified Person harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of every kind and nature (including attorneys’ costs, fees and expenses) which may be instituted or asserted against or incurred by any such Indemnified Person with respect to the execution, delivery, enforcement, performance or administration of, or in any other way arising out of this Agreement or any Other Agreement, and any actions or inactions with respect to any of the foregoing (all of the foregoing being collectively called “Indemnified Amounts”), except to the extent that any such indemnified liability is determined pursuant to a final, non-appealable order issued by a court of competent jurisdiction to have resulted primarily from such Indemnified Person’s gross negligence, bad faith or willful misconduct. No Indemnified Person shall be responsible or liable to Client for indirect, punitive, special, exemplary or consequential damages which may be alleged as a result of the purchase of any Purchased Account or other financial accommodation having been extended, denied, delayed, conditioned, suspended or terminated under this Agreement or any Other Agreement or as a result of any other event or transaction contemplated hereunder or thereunder, in each case except to the extent that any such indemnified liability is determined pursuant to a final, non-appealable order issued by a court of competent jurisdiction to have resulted primarily from such Indemnified Person’s gross negligence, bad faith or willful misconduct.

Section 9.2 Taxes.

(a) If any tax or fee imposed by any Governmental Authority (other than income and franchise taxes owing by Purchaser) is or may be imposed on or as a result of any transaction between a Client and Purchaser or Administrative Purchaser, or with respect to sales by such Client or the Goods or services affected by such sales, which Purchaser or Administrative Purchaser is or may be required to withhold or pay, such Client acknowledges sole responsibility for such fee or tax and agrees to indemnify and hold Purchaser and Administrative Purchaser harmless in respect of such taxes. Such Client will pay to Purchaser and Administrative Purchaser, promptly upon demand therefor, the amount of any such taxes, which shall be charged by Administrative Purchaser to the Client Ledger Account of such Client.

(b) Each Client agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any Other Agreement.

(c) Each Client shall pay and discharge when due all taxes and fees assessed by any Governmental Authority against such Client as a result of or in connection with the transactions contemplated hereunder.

(d) For greater certainty, notwithstanding the sale and assignment of the accounts hereunder, it shall be the responsibility of Canadian Client to remit to the applicable Governmental Authority all amounts which Canadian Client is required to remit on account of goods and services tax and harmonized sales tax pursuant to part DC of the Excise Tax Act (Canada) and the applicable provincial legislation and pursuant to applicable provincial sales tax legislation.

Section 9.3 No Liability. Administrative Purchaser and Purchaser shall not be liable to Client or any other Person or in any manner for declining, withholding or terminating the designation of any Account as a Purchased Account. If Administrative Purchaser or Purchaser declines, withholds or terminates the designation of an Account as a Purchased Account and provides Client with any information regarding the Customer obligated on such Account, Client agrees to hold such information as confidential, and Client agrees not to disclose such information to the Customer or any other Person.

ARTICLE 10

MISCELLANEOUS PROVISIONS

Section 10.1 UCC Terms and PPSA Terms. When used herein, unless otherwise indicated herein and as applicable, (i) with respect to assets and properties of US Clients, the terms “Account”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds”, “Record” and “Supporting Obligation” shall have their respective meanings set forth in the UCC and (ii) with respect to assets and properties of Canadian Clients, the terms “Account”, “Chattel Paper”, “Document of Title”, “Equipment”, “Goods”, “Instrument”, “Intangible”, “Inventory”, “Investment Property”, “Money”, “Proceeds”, “Security Agreement” and “Security Interest” shall have their respective meanings set forth in the PPSA.

Section 10.2 Purpose. The purpose of this Agreement is commercial in nature and not for household, family and/or personal use.

Section 10.3 Power of Attorney. In order to carry out this Agreement, Client irrevocably appoints Administrative Purchaser, or any Person designated by Administrative Purchaser, as its special attorney in fact, or agent, with power to:

(a) receive, open, read and thereafter forward to Client (if appropriate) all mail addressed to Client (including any trade name of Client) sent to Administrative Purchaser’s or Purchaser’s address. Any payments received shall be processed in accordance with this Agreement;

(b) endorse the name of Client or Client’s trade name on any checks or other items of payment that may come into the possession of Administrative Purchaser or Purchaser with respect to any Purchased Account and on any other documents relating to any of the Purchased Assets;

(c) upon the occurrence and during the continuance of a Servicer Default, in Client’s name, or otherwise, sue for, settle, collect and give releases for any and all moneys due or to become due on any Purchased Account; and

(d) upon the occurrence and during the continuance of any Servicer Default or termination of this Agreement, do any and all things necessary and proper to carry out this Agreement.

This power, being coupled with an interest, is irrevocable while this Agreement remains in effect or any of the obligations under this Agreement or the Other Agreements remain outstanding. Administrative Purchaser, as attorney-in-fact, shall not be liable for any errors of judgment or mistake of fact.

Administrative Purchaser agrees to provide Client with written notice of any actions undertaken by Administrative Purchaser using the above power of attorney.

Section 10.4 Successors and Assigns. This Agreement binds and is for the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto, except that (a) Client shall not have the right to assign its rights hereunder or any interest herein without Administrative Purchaser’s prior written consent, and (b) absent the existence of a Servicer Default, Purchaser shall not have the right to assign its rights hereunder or any interest herein without the applicable Client’s consent except (i) in connection with or as may be necessary for Purchaser or Administrative Purchaser to submit a claim under any credit insurance policy with respect to any Purchased Account (and, with respect to any such claims submitted as a result of a Settlement Date under clause (b) of the definition thereof, upon five (5) Business Days prior written notice), (ii) upon prior notice to Client, an assignment to any subsidiary, affiliate or parent company of Purchaser, (iii) upon prior notice to Client (to the extent provision of such notice is practicable under the circumstances and permitted under applicable law), as may be required by any regulatory or government agency where such regulatory government agency requires transfer to a Person who is not a subsidiary, affiliate or parent company of Purchaser or (iv) upon prior written notice to Client, in connection with a sale or disposition by Purchaser of all or substantially all of a line of business of Purchaser. For the avoidance of doubt, the foregoing shall not restrict the right of Administrative Purchaser or Purchaser to pledge its rights hereunder or any interest herein (including, without limitation, the Purchased Receivables).

Section 10.5 Cumulative Rights. The rights, powers and remedies provided in this Agreement and in the Other Agreements are cumulative, may be exercised concurrently, or separately, may be exercised from time to time and in such order as Administrative Purchaser shall determine, subject to the provisions of this Agreement. Administrative Purchaser’s or Purchaser’s failure or delay to exercise or enforce, in whole or in part, any right, power or remedy under this Agreement or any Other Agreement, shall not constitute a waiver thereof, nor preclude any other or further exercise thereof.

Section 10.6 Waiver. Administrative Purchaser and Purchaser shall not waive any of their respective rights and remedies unless the waiver thereof is in writing and signed by Administrative Purchaser and Purchaser. A waiver by Administrative Purchaser or Purchaser of a right or remedy under this Agreement on one occasion shall not constitute a waiver of the right or remedy on any subsequent occasion.

Section 10.7 Amendment. Except as otherwise provided herein, this Agreement may not be supplemented, changed, waived, discharged, terminated, modified or amended, except by written instrument executed by Administrative Purchaser, Purchaser and Client.

Section 10.8 Intentionally omitted.

Section 10.9 Governing Law; Dispute Resolution. This Agreement is made and is to be performed under the laws of the State of New York and shall be governed by and construed in accordance with said law, excluding any principles of any conflicts of laws or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York. Client, Administrative Purchaser and Purchaser expressly submit and consent to the jurisdiction of the state and federal courts located in the County of New York, State of New York with respect to any controversy arising out of or relating to this Agreement or any Other Agreement amendment or supplement thereto or to any transactions in connection therewith. Client, Administrative Purchaser and Purchaser irrevocably waive all claims, obligations and defenses that Client, Administrative Purchaser or Purchaser, as applicable, may have regarding such court’s personal or subject matter jurisdiction, venue or inconvenient forum. Nothing herein shall limit the right of Administrative Purchaser or Purchaser to bring proceedings against Client in any other court. Each of the parties to this Agreement hereby waives personal service of any summons or complaint or other process or papers to be issued in any action or proceeding involving any such controversy and hereby agrees that service of such summons or complaint or process may be made by registered or certified mail (a) if to the Client, then to Client’s address appearing on the signature page hereto, with a copy to Industrial Opportunity Partners, LLC, 1603 Orrington Avenue, Suite 700, Evanston, Illinois 60201, Attention: J. Kyle Hood, and (b) if to the Administrative Purchaser or any Purchaser, then to such party’s address appearing on the signature page hereto.

Section 10.10 Severability of Provisions. In the event any provision of this Agreement (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had not been contained in this Agreement, but only to the extent it is invalid, illegal or unenforceable.

Section 10.11 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has been terminated in accordance with its terms and all amounts payable under this Agreement and the Other Agreements (including, without limitation, all Indemnified Amounts) have been finally paid and satisfied in full in cash or other immediately available funds. The obligation of Client in Article 9 to indemnify Administrative Purchaser and Purchaser shall survive until the statute of limitations with respect to any such claim or cause of action described in Article 9 shall have expired.

Section 10.12 Entire Agreement. This Agreement, together with the Other Agreements, is intended by Administrative Purchaser, Purchaser and Client to be a complete, exclusive and final expression of the agreements contained herein with respect to Purchaser’s purchase of Purchased Accounts from Client hereunder. Neither Administrative Purchaser, Purchaser nor Client shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement or the Other Agreements but shall look solely to this Agreement and the Other Agreements for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement and the Other Agreements. THIS AGREEMENT AND THE OTHER AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.13 Data Transmission. Administrative Purchaser and Purchaser assume no responsibility for privacy or security risks as a result of the method of data transmission selected by Client. Administrative Purchaser and Purchaser assume no responsibility for privacy or security for data transmitted from Administrative Purchaser or Purchaser to Client once the data is dispensed from Wells Fargo Bank, National Association’s internal network.

Section 10.14 Information. Without limiting Administrative Purchaser’s and Purchaser’s right to share information regarding Client and its affiliates with Administrative Purchaser’s and Purchaser’s agents, accountants, lawyers and other advisors, Client agrees that Wells Fargo & Co., and all direct and indirect subsidiaries of Wells Fargo & Co., may, among themselves, discuss or otherwise utilize any and all information they may have in their possession regarding Client, and Client waives any right of confidentiality Client may have with respect to such exchange of such information.

Section 10.15 Notice. Unless otherwise specified herein, all notices pursuant to this Agreement shall be in writing and sent either by hand, certified mail, return receipt requested, or by recognized overnight courier service, (a) if to the Client, then to Administrative Client’s address appearing on the signature page hereto, with a copy to Industrial Opportunity Partners, LLC, 1603 Orrington Avenue, Suite 700, Evanston, Illinois 60201, Attention: J. Kyle Hood, (b) if to the Administrative Purchaser or any Purchaser, then to Administrative Purchaser’s address appearing on the signature page hereto or (c) to such other addresses as a party may from time to time furnish to the other party by notice. Any notice hereunder shall be deemed to have been given on (i) the fifth (5th) Business Day after it is hand delivered, (ii) the seventh (7th) Business Day after it is deposited in the U.S. or Canadian Mail, as applicable, if sent as aforesaid, or (iii) five (5) Business Days after it is delivered to a recognized overnight courier service with instructions for next day delivery.

Section 10.16 Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of which shall be deemed to be an original and all taken together shall constitute but one and the same instrument. Client agrees that a facsimile or electronic transmission of any signature of Client shall be effective as an original signature thereof. Administrative Purchaser and Purchaser agree that a facsimile or electronic transmission of this Agreement executed by such Person shall be effective as an original signature thereof.

Section 10.17 Headings. The headings set forth herein are for convenience only and shall not be deemed to define, limit or describe the scope or intent of this Agreement.

Section 10.18 Retention of Records. Administrative Purchaser and Purchaser shall have no obligation to maintain electronic records or retain any documents, schedules, invoices, agings or other records delivered to Administrative Purchaser or Purchaser by Client in connection with this Agreement or any other document or agreement described in or related to this Agreement beyond the time periods set forth for retention of records in Administrative Purchaser’s internal policies.

Section 10.19 USA PATRIOT Act Notice. Administrative Purchaser and Purchaser hereby notify Client that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Client, which information includes the name and address of Client and other information that will allow Administrative Purchaser and Purchaser to identify Client in accordance with the Patriot Act.

Section 10.20 Criminal Interest; Interest Act (Canada). In no event shall “interest” (as such term is defined in Section 347 of the Criminal Code of Canada) on the “credit advanced” (as defined therein) hereunder be payable by the Client in excess of sixty percent (60%) per annum and if any of such parties does pay an amount of interest in excess of sixty percent (60%) in any particular year, the amount of such excess shall be repaid by Purchaser to such party. For purposes of the Interest Act (Canada), to the extent that the Contract Rate or any other interest rate computed on the basis of a 360 day year is payable for any part of the calendar year, the equivalent yearly rate of interest may be determined by multiplying the specified rate of interest by the number of days (365 or 366) in such calendar year and dividing such product by 360. For the purpose of the Interest Act (Canada) and any other purpose, (i) the principle of deemed reinvestment shall not apply to any Contract Rate or interest calculation under this Agreement, and (ii) the Contract Rate and other rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Section 10.21 Canadian Anti-Money Laundering & Anti-Terrorism Compliance. Administrative Purchaser, Purchaser and their successors and assigns may be subject to Canadian Anti-Money Laundering & Anti-Terrorism Legislation and “know your customer” rules and regulations, and they hereby notify the Seller that in order to comply with such legislation, rules and regulations, they may be, among other things, required to obtain, verify and record information pertaining to the Client, which information may relate to, among other things, the names, addresses, corporate directors, corporate registration numbers, corporate tax numbers, corporate shareholders and banking transactions of the Client. Client agrees to take promptly such actions and to promptly provide, upon request, such information, access to information and certifications regarding Client that are required to enable and its successors and assigns to comply with such Canadian Anti-Money Laundering & Anti-Terrorism Legislation and “know your customer” rules and regulations. In addition, and to the extent it is required at law to do so, Client agrees to promptly comply with its obligations under Canadian Anti-Money Laundering & Anti-Terrorism Legislation.

ARTICLE 11

APPOINTMENT AND DUTIES OF SERVICER

Section 11.1 Appointment of Servicer. The servicing, administering and collection of the Purchased Accounts shall be conducted by such Person so designated from time to time as Servicer in accordance with this Article 11. Until Administrative Purchaser gives notice to Client of the designation of a new Servicer, which notice may be given at any time following the occurrence and during the continuance of a Servicer Default, (a) with respect to USD Accounts, US Parent is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof and (b) with respect to CAD Accounts, Canadian Parent is hereby designated as, and agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof. Servicer may not delegate any of its rights, duties or obligations hereunder, or designate a substitute Servicer, without the prior written consent of Administrative Purchaser. Administrative Purchaser may, at any time following the occurrence and during the continuance of a Servicer Default, designate as Servicer any Person (including Administrative Purchaser) to succeed US Parent or Canadian Parent (or both of them) or any successor Servicer, on the condition that any such Person so designated shall agree to perform the duties and obligations pursuant to the terms hereof.

Section 11.2 Duties of Servicer. Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Purchased Account from time to time, all in accordance in all material respects with the provisions of the Servicer Collection Procedures and applicable laws, rules and regulations, and with due care and diligence. Administrative Purchaser and Purchaser hereby appoint as their agent Servicer, from time to time designated pursuant to Section 11.1 hereof, to enforce its rights and interests in and under the Purchased Accounts and Related Assets. To the extent permitted by applicable law, each of Administrative Purchaser and Purchaser hereby grants to Servicer a power of attorney to take in such Administrative Purchaser’s or Purchaser’s name and on behalf of the Client any and all steps necessary or desirable, in the reasonable determination of Servicer, to collect all amounts with respect to the Purchased Accounts and Related Assets. Servicer shall hold in trust for Administrative Purchaser and Purchaser, all records which evidence or relate to Purchased Accounts or any other Purchased Assets.

Section 11.3 Additional Covenants of Servicer. Servicer shall (a) give Administrative Purchaser at least three (3) Business Days prior written notice of any agreement with a Customer to reduce the amount of or delay the payment of any Purchased Account or any other action that could reasonably be expected to result in the reduction in the amount of or the delay in the payment of any Purchased Account, (b) deliver to Administrative Purchaser at least thirty (30) days’ advance written notice of any change to the Collection Accounts, (c) not make Administrative Purchaser or any Purchaser a party to any litigation without the prior written consent of such Person, (d) notify Customer, in a writing reasonably acceptable to Administrative Purchaser, of the assignment and sale by Client to Purchaser of the Purchased Accounts, and (e) within three (3) Business Days of receipt by Client or Servicer thereof, Servicer shall remit to Administrative Purchaser, by wire transfer to the applicable WFB Bank Account, the proceeds of all Purchased

Assets received by Servicer or Client, together with all remittance information, including all remittance information received by Client or Servicer from Customer, relating to such collections of Purchased Accounts. In addition, Servicer shall email all such remittance information to the following email addresses:

WFTCReceivables@wellsfargo.com
and
John.C.Nesci@wellsfargo.com
and
Jeffrey.F.Hegel@wellsfargo.com

Section 11.4 Servicer Default. The occurrence of any one or more of the following events shall constitute a servicer default (each, a “Servicer Default”):

(a) Any Servicer shall fail to make any payment or deposit required to be made by it hereunder when due;

(b) Any Servicer fails to perform any of the duties contained in Section 11.2 and such failure continues unremedied for two (2) Business Days; provided, that, such two (2) Business Day period shall not apply in the case of an intentional breach by Servicer of any such duties;

(c) Any Servicer fails to perform any of the covenants contained in Section 11.3 hereof;

(d) any representation, warranty, certification or statement made by a Servicer in this Agreement, any Other Agreement or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made;

(e) Any Servicer shall amend, restate, supplement, substitute or otherwise modify the Servicer Collection Procedures without the prior written consent of Administrative Purchaser;

(f) (i) the commencement or consent to the commencement of a case or proceeding by any Servicer under the U.S. Bankruptcy Code or any similar statute, or (ii) the commencement of a case or proceeding by any Person against any Servicer under the U.S. Bankruptcy Code or any similar statute that continues =dismissed or =stayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding;

(g) Client shall execute or deliver in favor of any Person, other than Administrative Purchaser, a deposit account control agreement (or similar agreement) with respect to any Collection Account;

(h) the ABL Lenders (or any of them) shall direct or instruct any Customer obligated in respect of a Purchased Account to remit payment of any Account other than to the Collection Accounts unless such direction or instruction is rescinded in writing within three (3) Business Days thereof;

(i) the total combined amount available for borrowing by US Parent and Canadian Parent under the ABL Loan Documents is at any time less than CN$5,000,000;

(j) Client shall factor with or sell to any Person other than Purchaser any Account due from a Customer who is also obligated in respect of a Purchased Account;

(k) (i) Any HDC Purchased Account shall remain unpaid sixty (60) or more days after the original due date thereof, or (ii) 10% or more of the Purchased Accounts shall remain unpaid sixty (60) or more days after their original due date; or

(l) the occurrence of an Insolvency Event with respect to a Customer of a Purchased Account; or

(m) The occurrence of any event or circumstance set forth in Section 8.1.2 of this Agreement (other than subsection (a) thereof).

Section 11.5 Cooperation and Further Assurances. Administrative Purchaser may, in its sole discretion following the occurrence and during the continuance of a Servicer Default, advise the Servicer of Administrative Purchaser’s election to replace the Servicer with Administrative Purchaser or such other Person as Administrative Purchaser may select (any such other Person in such capacity, the “Replacement Servicer”). From and after the effective date of any such replacement, Servicer shall cooperate with Administrative Purchaser and/or any Replacement Servicer, shall not interfere with Administrative Purchaser’s or Purchaser’s or any Replacement Servicer’s collection of the Purchased Accounts and all Related Assets, shall promptly remit to Purchaser, in accordance with Administrative Purchaser’s instructions, the Proceeds of any Purchased Assets received by Servicer, and shall perform any and all actions reasonably requested by Administrative Purchaser and any Replacement Servicer in connection with or related to the collection of any Purchased Accounts and Related Assets, including, without limitation, informing Customers of the Replacement Servicer and any changes in remittance information as may be required by Administrative Purchaser, in its sole discretion.

ARTICLE 12

JOINT AND SEVERAL LIABILITY

Section 12.1 Joint and Several.

(a) Canadian Obligations. Each Client hereby agrees unconditionally and irrevocably to be jointly and severally liable to Administrative Purchaser and Purchaser for the due and punctual performance and observance of financial obligations on the part of each Canadian Client to be performed or observed under this Agreement and the Other Agreements in accordance with the terms thereof, including the punctual payment when due of all financial obligations of each Canadian Client now or hereafter existing under this Agreement, whether for repurchase payments, indemnification payments, fees, expenses or otherwise, including attorneys’ fees and legal expenses (such terms, covenants, conditions, agreements, undertakings and other obligations being the “Canadian Obligations”). The Canadian Obligations for which each Client is, and hereby agrees to be, jointly and severally liable with each other Client include, without limitation, the Repurchase Price for Purchased Accounts from a Canadian Client, the WFB Discount payable in respect of such Purchased Accounts and all fees, costs and expenses due from Canadian Clients (or any Canadian Client) hereunder. In the event that any Canadian Client shall fail in any manner whatsoever to pay any of its Canadian Obligations when the same shall be due and payable under this Agreement or the Other Agreements, each other Client agrees that it will itself duly and punctually perform or observe, or cause to be duly and punctually performed or observed, such Canadian Obligations. Any such payments by any such Client shall be made to such account as Administrative Purchaser may specify from time to time on demand.

(b) US Obligations and Canadian Obligations. Each US Client hereby agrees unconditionally and irrevocably to be jointly and severally liable to Administrative Purchaser and Purchaser for (i) the due and punctual performance and observance of financial obligations on the part of each US Client to be performed or observed under this Agreement and the Other Agreements in accordance with the terms thereof, including the punctual payment when due of all financial obligations of each US Client now or hereafter existing under this Agreement, whether for repurchase payments, indemnification payments, fees, expenses or otherwise, including attorneys’ fees and legal expenses (such terms, covenants, conditions, agreements, undertakings and other obligations being the “US Obligations”) and (ii) the Canadian Obligations. The US Obligations and Canadian Obligations for which each US Client is, and hereby agrees to be, jointly and severally liable with each other US Client include, without limitation, the Repurchase Price for Purchased Accounts from any Client, the WFB Discount payable in respect of any Purchased Account and all fees, costs and expenses due from Client (or any Client) hereunder. In the event that any Client shall fail in any manner whatsoever to pay any of its Canadian Obligations or US Obligations when the same shall be due and payable under this Agreement or the Other Agreements, each US Client agrees that it will itself duly and punctually perform or observe, or cause to be duly and punctually performed or observed, such Canadian Obligations and US Obligations. Any such payments by any such US Client shall be made to such account as Administrative Purchaser may specify from time to time on demand. The Canadian Obligations and US Obligations are collectively referred to herein as the “Obligations”.

Section 12.2 Unconditional Guaranty.

(a) Canadian Obligations. Each Client undertakes that the Canadian Obligations will be paid strictly in accordance with the terms of this Agreement and the Other Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Administrative Purchaser or Purchaser with respect thereto. The obligations of each Client under this Section 12.2(a) are independent of the Canadian Obligations, and one or more successive or concurrent actions may be brought hereon against any Client either in the same action in which such Client is sued or in separate actions, irrespective of whether any action is brought against any other Client or whether any other Client is joined in any such action or actions. In the event any claim or action, or action on any judgment, based on the joint and several liability under this Section 12.2(a) is brought against any Client, such Client shall not deduct, set-off, or seek any counterclaim for or recoup any amounts which are or may be owed by Administrative Purchaser or Purchaser to any Client and payments shall be made to Administrative Purchaser and Purchaser free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim or defense of any kind. This Section 12.2(a)

constitutes an absolute, unconditional and continuing guaranty of payment and not of collection. It shall not be a condition to the obligation of any Client hereunder to perform or observe any obligation (or to cause the same to be performed or observed) that Administrative Purchaser or Purchaser shall have first made any request of or demand upon or given any notice to any Client or shall have instituted any action or proceeding against any Client in respect thereof. This Section 12.2(a) shall survive the termination or revocation of this Agreement.

(b) US Obligations and Canadian Obligations. Each US Client undertakes that the US Obligations and Canadian Obligations will be paid strictly in accordance with the terms of this Agreement and the Other Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Administrative Purchaser or Purchaser with respect thereto. The obligations of each US Client under this Section 12.2(b) are independent of the US Obligations and Canadian Obligations, and one or more successive or concurrent actions may be brought hereon against any US Client either in the same action in which such US Client or is sued or in separate actions, irrespective of whether any action is brought against any other US Client or whether any other US Client is joined in any such action or actions. In the event any claim or action, or action on any judgment, based on the joint and several liability under this Section 12.2(b) is brought against any US Client, such US Client shall not deduct, set-off, or seek any counterclaim for or recoup any amounts which are or may be owed by Administrative Purchaser or Purchaser to any Client and payments shall be made to Administrative Purchaser and Purchaser free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim or defense of any kind. This Section 12.2(b) constitutes an absolute, unconditional and continuing guaranty of payment and not of collection. It shall not be a condition to the obligation of any Client hereunder to perform or observe any obligation (or to cause the same to be performed or observed) that Administrative Purchaser or Purchaser shall have first made any request of or demand upon or given any notice to any Client or have instituted any action or proceeding against any Client in respect thereof. This Section 12.2(b) shall survive the termination or revocation of this Agreement.

(c) No Invalidity. The liability of Client hereunder shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of this Agreement or any Other Agreements; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the US Obligations or Canadian Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any other agreement or instrument executed by any Client relating thereto, including, without limitation, any increase in the US Obligations or Canadian Obligations resulting from additional purchases of Acceptable Accounts or otherwise; (iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the US Obligations or Canadian Obligations; (iv) any manner of application of collateral, or proceeds thereof, to all or any of the US Obligations or Canadian Obligations, or any manner of sale or other disposition of any collateral for all or any of the US Obligations or Canadian Obligations, or any other assets of any Client in accordance with this Agreement; (v) any change, restructuring or termination of the company or corporate structure or existence of any Client; or (vi) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Client or any obligor, other than payment of the US Obligations or Canadian Obligations. No invalidity, irregularity or =enforceability of all or any part of the US Obligations or Canadian Obligations shall affect, impair or be a defense to the US Obligations or Canadian Obligations, nor shall any other circumstance which might otherwise constitute a defense available to or legal or equitable discharge of any Client hereunder, or any obligor in respect of its performance undertaking, affect, impair or be a defense to the US Obligations or Canadian Obligations. Administrative Purchaser and Purchaser have not made any representations to any Client with respect to any other Client or otherwise in connection with the execution and delivery of this Agreement.

(d) Waivers. Each Client hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the US Obligations and Canadian Obligations, and any requirement that Administrative Purchaser or Purchaser protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any other Client or any other person or entity or any collateral. In addition, unless and until the final payment and satisfaction in full in cash of all of the US Obligations and Canadian Obligations in immediately available funds and the termination of the arrangements of Purchaser with each Client, each Client hereby irrevocably and unconditionally waives and relinquishes (i) all statutory, contractual, common law, equitable and all other claims against the other Client, any collateral for the US Obligations or Canadian Obligations or other assets of the other Clients or any other obligor, for subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect to sums paid or payable to Administrative Purchaser or Purchaser by such Client hereunder and (ii) any and all other benefits which such Client might otherwise directly or indirectly receive or be entitled to receive by reason of any amounts paid by or collected or due from such Client, each Client or any other obligor upon the US Obligations or Canadian Obligations or realized from their property. The rights of Purchaser and Administrative Purchaser under this Section 12.2 are in addition to the other rights and remedies which they may have.

Section 12.3 Administrative Client. Each Client hereby irrevocably appoints Canadian Parent as the agent and attorney-in-fact for each Client (the “Administrative Client”), which appointment shall remain in full force and effect unless and until Administrative Purchaser shall have received prior written notice signed by each Client that such appointment has been revoked and that another Person has been appointed Administrative Client. Each Client hereby irrevocably appoints and authorizes the Administrative Client (a) to provide to Administrative Purchaser on behalf of such Client all assignment schedules for Acceptable Accounts under this Agreement and to request and direct, on behalf of such Client, the remittance by Purchaser (or Administrative Purchaser on behalf of Purchaser), in accordance with this Agreement, of the Purchase Price for any Purchased Account of such Client and the release by Purchaser (or Administrative Purchaser on behalf of Purchaser), in accordance with this Agreement, of any credit balance due such Client in the Client Ledger Account, (b) to provide Administrative Purchaser with all other notices and instructions from Client under this Agreement, and (c) to take such action as the Administrative Client deems appropriate on behalf of Client to carry out the purposes of this Agreement on behalf of Client. It is understood that the handling of Clients’ Accounts in a combined fashion, as more fully set forth herein, is done solely as an accommodation to and the request of Client, that Administrative Purchaser and Purchaser shall not incur liability to Client as a result hereof. Each Client expects to derive benefit, directly or indirectly, from the handling of the Accounts in a combined fashion since the successful operation of each Client is dependent on the continued successful performance of the integrated group of the Client collectively. To induce Administrative Purchaser and Purchaser to do so, and in consideration thereof, Client hereby agrees to indemnify each Indemnified Person and hold each Indemnified Person harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnified Person by Client or by any third party whosoever, arising from or incurred by reason of (a) the handling of Clients’ Accounts as herein provided, or (b) Administrative Purchaser’s or Purchaser’s relying on any instructions of the Administrative Client, except that Client will have no liability to the relevant Indemnified Person under this Section 12.3 to the extent that any such indemnified liability is determined pursuant to a final, non-appealable order issued by a court of competent jurisdiction to have resulted solely from any Indemnified Person’s gross negligence, bad faith or willful misconduct. The indemnification provisions set forth in this Section 12.3 are in addition to, and not in limitation of, any other indemnification provisions set forth in this Agreement or the Other Agreements.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement on the day and year first above written.

US CLIENT:

ALEXANDRIA MOULDINC, INC.
NATIONAL SERVICE SOLUTIONS US, LLC

By:	/s/ J. Kyle Hood
Name:	J. Kyle Hood
Title:	Vice President

ALEXDIRECT, LLC

By Alexandria Moulding, Inc., its Member

By:	/s/ J. Kyle Hood
Name:	J. Kyle Hood
Title:	Vice President

ALEXANDRIA MW, LLC
ALEXANDRIA NE, LLC

By Alexandria Moulding, Inc., its Manager

By:	/s/ J. Kyle Hood
Name:	J. Kyle Hood
Title:	Vice President

[Signature Page to Account Purchase Agreement]

CANADIAN CLIENT

MOULURE ALEXANDRIA MOULDING INC. ROYAL WOODWORKING CO. LTD. NATIONAL SERVICE SOLUTIONS INC. ALEXDIRECT INC. 2483489 ONTARIO INC.
AURORA TIMBERLAND WHOLESALE HARDW D LUMBER INC.

By:	/s/ J. Kyle Hood
Name:	J. Kyle Hood
Title:	Vice President

Address:

MOULURE ALEXANDRIA MOULDING INC.

20352 Powerdam Road

Alexandria, Ontario

CANADA KOC 1A0

Attn: Chief Financial officer

Email: mbrault@alexmo.com

[Signature Page to Account Purchase Agreement]

ACCEPTED:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Purchaser and US Purchaser

By:	/s/ Marc Grossman
Name:	Marc Grossman
Title:	Authorized Signatory

Address:	100 Park Avenue
New York, NY 10017
Email: marc.r.grossman@wellsfargo.com

Effective Date: October ___, 2016.

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Canadian Purchaser By:

By:	/s/ Carmela Massari
Name:	Senior Vice President
Title:	Wells Fargo Capital Finance Corporation Canada

Address:	40 King St W Ste 2500
Toronto Ont
Email: Carmela.Massari@wellsfargo.com

[Signature Page to Account Purchase Agreement]

Rider A

To

Account Purchase Agreement

Between

Wells Fargo Bank, National Association

And

Alexandria Moulding, Inc., et al.

DEFINITIONS

“ABL Agent” means Wells Fargo Bank, National Association, it its capacity as agent for the ABL Lenders under the ABL Credit Agreement.

“ABL Credit Agreement” means the Credit Agreement, dated as of April 8, 2016, by and among the financial institutions from time to time party thereto as lenders, Wells Fargo Bank, National Association, in its capacity as agent for such lenders, Canadian Parent, US Parent and certain of affiliates of Canadian Parent and US Parent, as amended, restated, supplemented or modified from time to time, or refinanced or replaced.

“ABL Lenders” mean, collectively, the financial institutions from time to time party to the ABL Loan Documents as lenders and any agent acting on behalf of such lenders pursuant to such ABL Loan Documents, in each case, together with their successors and assigns.

“ABL Lien Release Agreement” means that certain Lien Release on Purchased Accounts and Intercreditor Letter, dated on or about the Effective Date, by and between Administrative Purchaser and the ABL Lenders (or the ABL Agent acting as agent on behalf of such ABL Lenders).

“ABL Loan Documents” mean, collectively, (a) the ABL Credit Agreement, and (b) all agreements, documents and/or instruments executed in connection therewith or related thereto, in each case, as amended, restated, supplemented or modified from time to time, or refinanced or replaced.

“Adjusted Face Amount” means, with respect to any Purchased Account, the gross face amount of such Account less Permissible Allowances actually taken or actually asserted by a Customer with respect to such Purchased Account.

“Administrative Client” has the meaning set forth in Section 12.3.

“Administrative Purchaser” has the meaning set forth in the preamble.

“Agreement” means this Account Purchase Agreement, together with all schedules and riders annexed hereto, as amended, restated, renewed, replaced, substituted, supplemented or otherwise modified from time to time.

“Ancillary Documents” means, with respect to any Purchased Account, such documents as may be required and in form and content reasonably satisfactory to Administrative Purchaser in its Permitted Discretion, including, without limitation, copies of all invoices (or the equivalent thereof if the invoices were sent electronically) evidencing such Account and evidence of the shipment of the goods, fulfillment of the contract of sale or performance of the services giving rise to such Account.

“Approved Account” has the meaning set forth in Section 1.2.

“Business Day” means any day other than a Saturday, Sunday or other day on which Administrative Purchaser is required by law to close.

“CAD Accounts” shall mean Accounts invoiced and payable in Canadian Dollars. “CAD Collection Accounts” has the meaning set forth in Section 2.2.1.

“CAD Deposit Account Control Agreements” has the meaning ascribed to such term in Section 2.2.2.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Dollar Equivalent” means, as of any date of determination, (a) as to any amount denominated in Canadian Dollars, the amount thereof at such date of determination; and (b) as to any amount denominated in any other currency, the equivalent amount in Canadian Dollars calculated by Administrative Purchaser in good faith using the exchange rate quoted in the Wall Street Journal, “Currency Trading-Exchange Rates” in effect on such date of determination.

“Canadian Dollars and CN$” shall mean lawful currency of Canada.

“Canadian GAAP” “means generally accepted accounting principles as in effect from time to time in Canada, consistently applied.

“Canadian Obligations” has the meaning set forth in Section 12.1(a).

“Canadian Parent” has the meaning set forth in the preamble.

“Canadian Purchaser” has the meaning set forth in the preamble.

“Cash Dominion Trigger” means (a) the occurrence of a Servicer Default, (b) the ABL Lenders (or any of them) shall exercise full dominion or control under any deposit account control agreement (or similar agreement) concerning any deposit account of Client or its affiliates party to the ABL Loan Documents, or (c) the total combined amount available for borrowing by US Parent and Canadian Parent under the ABL Loan Documents is at any time less than CN$8,200,000.

“Change of Terms” has meaning ascribed to such term in Section 1.2. “Client” has the meaning set forth in the preamble.

“Client Bank Account” means the account(s) from time to time designated as such in a writing delivered to Administrative Purchaser, and executed by ABL Lenders and Administrative Client.

“Client Ledger Account” means, collectively, one or more ledger accounts established on the books of Administrative Purchaser in the name of Client. Except as Administrative Purchaser may otherwise elect in its reasonable discretion, (a) there shall be two Client Ledger Accounts, one for US Clients collectively and one for Canadian Clients collectively, (b) references in this Agreement to the Client Ledger Account of a US Client shall mean the Client Ledger Account established for US Clients collectively and (c) references in this Agreement to the Client Ledger Account of a Canadian Client shall mean the Client Ledger Account established for Canadian Clients collectively.

“Collection Accounts” means the deposit accounts set forth on Schedule 2.2.

“Commercial Dispute” means any dispute or claim in any respect, regardless of merit, (including, without limitation, any alleged dispute as to price, invoice terms, quantity, quality or late delivery and claims of release from liability, counterclaim or any alleged claim of deduction, offset, or counterclaim or otherwise) arising out of or in connection with a Purchased Account or any other transaction related thereto.

“Commission” means the Commission set forth on the Schedule of Economic and Other Terms annexed hereto.

“Contract Rate” has the meaning ascribed to that term in Schedule 1.1.

“Contract Year” shall mean the twelve (12) month period commencing on the Effective Date and each successive twelve (12) month period thereafter during the Term.

“Credit Risk” means the risk of non-payment of a Purchased Account where the applicable Customer has not asserted or alleged a Commercial Dispute.

“Customer” shall mean a Person, listed on Schedule 2.1 hereto, that purchases goods or services from Client.

“Deposit Account Control Agreement(s)” has the meaning ascribed to such term in Section 2.2.2.

“Dilution” means, as of any date of determination, a percentage that is the result of dividing (a) Permissible Allowances and any other deductions, rebates, returns, discounts or other credits actually taken with respect to Purchased Accounts of a Customer for a period by (b) the gross face amount of such Purchased Accounts from such Customer for such period.

“Discount Amount” means, with respect to any Purchased Account, the gross face amount of such Purchased Account less the Initial Payment for such Purchased Account.

“Effective Date” means the date on which Administrative Purchaser executes this Agreement as set forth below Administrative Purchaser’s signature block on the signature page of this Agreement.

“Financial Statements” means collectively, a balance sheet, income statement, statement of shareholder’s equity and statement of cash flow.

“Governmental Authority” means any federal, state, provincial, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“HDC Purchased Accounts” means Purchased Accounts with respect to which the Customer is Home Depot of Canada Inc.

“Indemnified Amount” has the meaning set forth in Section 9.1.

“Indemnified Person” means each of Administrative Purchaser, Purchaser and its respective affiliates, and its and their respective shareholders, directors, officers, employees, attorneys and agents.

“Initial Payment” means, with respect to any Purchased Account purchased by Purchaser under this Agreement, (a) the gross face amount of such Purchased Account multiplied by (b) the Purchase Price Rate.

“Initial Term” means the Initial Term set forth on the Schedule of Economic and Other Terms annexed hereto.

“Insolvency Event” means, with respect to any Person, any of the following: (a) any case or proceeding with respect to such Person under the U.S. Bankruptcy Code, Bankruptcy and Insolvency Act (Canada), Companies’ Creditors Arrangement Act (Canada), or any other federal, state, provincial or foreign bankruptcy, insolvency, reorganization, arrangement (including an arrangement implemented under a Canadian corporate statute) or other law affecting creditors’ rights generally or any other or similar proceedings, (b) any proceeding seeking the appointment of any trustee, receiver, administrator, manager, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any of its assets, (c) any assignment for the benefit of creditors, or (d) such Person shall take any action to authorize any of the actions set forth clauses (a), (b) or (c) in this definition.

“LIBOR Rate” means, for any date of determination, the one (1) month average of rates which are listed as the One (1) Month “London Interbank Offered Rate (LIBOR)” (for Dollars), as published in the Money Rates section of The Wall Street Journal on such date of determination (rounded up to the nearest thousandth). When interest or any fee hereunder is determined in relation to the LIBOR Rate, each change in such interest rate or fee shall become effective each Business Day that Administrative Purchaser determines that the LIBOR Rate has changed.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, hypothec or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Material Adverse Change” means, in each case with respect to Client taken as a whole, (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Client, (b) a material impairment of Client’s ability to perform its obligations under this Agreement or the Other Agreements to which it is a party or of Administrative Purchaser’s or Purchaser’s ability to enforce the obligations under this Agreement or the Other Agreements, (c) a material impairment of the enforceability of, or the rights, remedies or benefits available to Client, or Administrative Purchaser or Purchaser as assignee of Client, with respect to the Purchased Account or the Related Assets or (d) any claim against Client or threat of litigation which if determined adversely to Client, would result in the occurrence of an event described in clauses (a), (b) or (c) above.

“Maximum Canadian Client Facility Amount” means the Maximum Canadian Client Facility Amount set forth on the Schedule of Economic and Other Terms annexed hereto.

“Maximum US Client Facility Amount” means the Maximum US Client Facility Amount set forth on the Schedule of Economic and Other Terms annexed hereto.

“Minimum Fee Amount” means the Minimum Fee Amount set forth on the Schedule of Economic and Other Terms annexed hereto.

“Obligations” has the meaning set forth in Section 12.1(b).

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Agreements” means collectively, any Ancillary Document, any supplement, agreement, notes, subordination agreement or other such instruments now or hereafter executed by Client in connection with this Agreement or the transactions contemplated hereby., all as amended, restated, renewed, replaced, substituted, supplemented or otherwise modified.

“Outstanding Account Balance” means, as of any date of determination for all (or, as the context requires, any) Purchased Accounts (a) the aggregate Repurchase Price of such Purchased Accounts for which the Settlement Date has not occurred as of such date of determination (assuming for this purpose that repurchase were required), plus (b) the aggregate Repurchase Price of such Purchased Accounts for which the Settlement Date has already occurred if such Purchased Accounts are then actually subject to a Repurchase Event as of such date of determination, plus (c) all accrued and unpaid fees, costs and expenses (including the WFB Discount) payable by Client to Administrative Purchaser or Purchaser hereunder as of such date of determination.

“Outside Date” means, with respect to any Purchased Account, 150 days after the maturity date of such Purchased Account.

“Patriot Act” means that certain act, as amended or modified from time to time, entitled “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001”.

“Permissible Allowances” means (a) cash or trade discounts, (b) volume rebates, (c) culling credits, and (d) such other allowances, credits, rebates and reductions to which Administrative Purchaser may from time to time, in its sole discretion, consent in writing.

“Permitted Discretion” means a determination made in the exercise of the reasonable, from the perspective of a factor or purchaser of Accounts, business or credit judgment.

“Permitted Liens” mean, collectively, (i) Liens in favor of Administrative Purchaser, for the benefit of such Purchaser, (ii) Liens under the ABL Loan Documents and covered by the ABL Lien Release Agreement and (iii) Liens in favor of Sellers and covered by the Seller Lien Release Agreement.

“Person” means and includes an individual, a corporation, a partnership, a joint venture, a limited liability company or partnership, a trust, an unincorporated association, a Governmental Authority or any other organization or entity.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided, however, if the attachment, perfection or priority of Agent’s Lien on any collateral is governed by the personal property security laws of any jurisdiction in Canada other than the laws of the Province of Ontario, “PPSA” means those personal property security laws in such other jurisdiction in Canada for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Purchase Price” means for any Purchased Account purchased by Purchaser under this Agreement, the sum of the Initial Payment for such Purchased Account plus the Settlement Date Payment for such Purchased Account.

“Purchase Price Rate” means the Purchase Price Rate set forth on the Schedule of Economic and Other Terms annexed hereto. The Purchase Price Rate may be adjusted at any time and from time to time by Administrative Purchaser, in its Permitted Discretion, including for the initial purchase by Purchaser of Accounts hereunder, by 1 percentage point for each percentage point by which Dilution is in excess of 9%.

“Purchased Account” has the meaning set forth in Section 1.1.

“Purchased Assets” means the Purchased Accounts and the Related Assets purchased under this Agreement.

“Purchaser” has the meaning set forth in the preamble. Without limiting the foregoing, with respect to Accounts of a Client and all matters relating thereto, the Purchaser shall mean the Purchaser identified as such for such Client as set forth on Schedule 2.3 hereto. Schedule 2.3 may be modified from time to time by Administrative Purchaser, with respect to the applicable Purchaser for Client, upon (i) written notice from Administrative Purchaser to Administrative Client and (ii) a written acknowledgement by Administrative Client with respect to such change.

“Related Assets” means, with respect to each Purchased Account purchased by Purchaser hereunder, the following assets and properties of Client, wherever located, whether now owned or hereafter acquired or arising: (a) Chattel Paper, General Intangibles, Instruments and Supporting Obligations, in each instance, to the extent evidencing, governing, securing or relating to such Purchased Account, (b) reserves, matured funds, credit balances and other property of Client in Administrative Purchaser’s or any Purchaser’s possession, (c) USD Collection Accounts or CAD Collection Accounts constituting proceeds of Purchased Accounts, (d) all Records relating to any of the foregoing, (e) all contract rights of Client relating to such Purchased Account, (f) all rights and remedies of Client against the customer of and/or third parties obligated on such Purchased Account, and (g) all Proceeds and rights relating to any of the foregoing.

“Renewal Term” means the Renewal Term set forth on the Schedule of Economic and Other Terms annexed hereto.

“Replacement Servicer” has the meaning set forth in Section 11.5.

“Repurchase Event” shall mean, as to any Purchased Account, at any time: (a) any breach in any respect of any of the representations or warranties set forth in Rider B1 annexed hereto with respect to such Purchased Account or any Related Assets, or any breach in any material respect by Client or Servicer of any other representation or warranty set forth herein or in any of the Other Agreements with respect to such Purchased Account or any Related Assets; (b) Client or Servicer fails to comply with any of its covenants or obligations with respect to such Purchased Account beyond any applicable cure period; or Servicer fails to comply with Section 11.3(e); (c) the Customer of such Purchased Account (i) asserts or alleges a Commercial Dispute (including any dispute of a Permissible Allowance) or (ii) takes or asserts any discount, allowance, rebate, credit or other reduction in excess of the Discount Amount for such Purchased Account (including any Permissible Allowance in excess of the Discount Amount for such Purchased Account) or (iii) makes payment of such Purchased Account in an amount less than the gross face amount thereof and such deficiency exceeds the Discount Amount, (d) without limiting the foregoing clause (c), Administrative Purchaser is unable to verify the balance of such Purchased Account or the amount of such Purchased Account is otherwise less than the amount reported by Client or Servicer to Purchaser, other than as a result of (1) the receipt of payments on such Purchased Account, (2)

such Purchased Account being written off solely as a result an Insolvency Event with respect to such Customer, or (3) the application of Permissible Allowances; (e) such Purchased Account is or becomes subject to a Change of Terms that is not approved in writing by Administrative Purchaser; or (f) Client fails to promptly provide to Administrative Purchaser any Ancillary Documents, in form and content satisfactory to Administrative Purchaser, or Client fails to comply with its obligations under Section 6.9 with respect to such Purchased Account. In the event that a Customer shall claim that it is not making payment in respect of all or any portion of a Purchased Account as a result of any of the matters set forth above, it shall constitute a Repurchase Event notwithstanding that such Customer is also subject to an Insolvency Event, that such Purchased Account remains unpaid on or after the Outside Date or that the Settlement Date of such Purchased Account has already occurred.

“Repurchase Price” means for any Purchased Account purchased hereunder, an amount equal to (a) the sum of the Initial Payment paid by Purchaser with respect to such Purchased Account and the Settlement Date Payment, if any, paid by Purchaser with respect to such Purchased Account, minus, (b) the lesser of clause (a) and any amounts received by Purchaser with respect to such Purchased Account.

“Reserves” means any amount, as determined by Administrative Purchaser in its Permitted Discretion from time to time, as Administrative Purchaser deems necessary for the payment and performance of the obligations under this Agreement and the Other Agreements. Administrative Purchaser will not establish any Reserve to cover the Credit Risk assumed and retained by Purchaser for any Purchased Account.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Seller Agent” shall mean Luc Cholette and Jacques Colette.

“Seller Lien Release Agreement” means that certain Lien Release on Purchased Accounts and Intercreditor Letter, dated on or about the Effective Date, by and between Administrative Purchaser and the Seller Agent.

“Servicer” means (a) with respect to USD Accounts, US Parent and (b) with respect to CAD Accounts, Canadian Parent, in each case, together with any Replacement Servicer appointed pursuant to the terms hereof.

“Servicer Collection Procedures” means Servicer’s written internal credit and collections policies with respect to Approved Accounts, which have been approved by Administrative Purchaser, from time to time, in Administrative Purchaser’s Permitted Discretion.

“Servicer Default” has the meaning give thereto in Section 11.4 hereof.

“Settlement Date” shall mean, with respect to any Purchased Account, the earliest to occur of:

(a) the Business Day on which full payment of such Account is received in the WFB Bank Account in immediately available funds (or, if such payment is received after 1 p.m. (N.Y. time), the next Business Day). Client acknowledges and agrees that the deposit or remittance of a payment into a Collection Account does not constitute receipt by Administrative Purchaser or Purchaser of such deposit or payment; and

(b) the first Business Day of the first month following the Outside Date for such Account so long as the Customer thereof has not alleged or asserted a Commercial Dispute; and

(c) the first Business Day of the month following the date that a Customer who is subject to an Insolvency Event files, with the court having jurisdiction over such Insolvency Event and without such Customer asserting a Commercial Dispute with respect to such Purchased Account, its Schedules of Assets and Liabilities (or substantially similar schedules) or, if no such Schedules of Assets and Liabilities (or substantially similar schedules) are required to be filed by or against a Customer, the first Business Day of the month following the date on which such Customer commenced or became subject to the proceeding that resulted in such Insolvency Event.

“Settlement Date Payment” shall mean:

(d) with respect to any Purchased Account the Settlement Date of which occurs under clause (a) of the definition thereof, an amount equal to the excess, if any, of the Proceeds of such Account over the Initial Payment of the Purchase Price of such Purchased Account paid by Purchaser to Client; and

(e) with respect to any Purchased Account the Settlement Date of which occurs under clause (b) or (c) of the definition thereof, an amount equal to 100% (or, if the Customer of such Purchased Account is Home Depot of Canada Inc., 95%) of the Adjusted Face Amount of such Account minus the Initial Payment of the Purchase Price of such Purchased Account paid by Purchaser to Client.

“Term” means, collectively, the Initial Term and any Renewal Term.

“UCC” means, unless otherwise provided with this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the State or Commonwealth referred to in Section 10.9, or in any other jurisdiction, as applicable.

“US Client” has the meaning set forth in the preamble.

“US Dollar Equivalent” means, as of any date of determination, (a) as to any amount denominated in US Dollars, the amount thereof at such date of determination; and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Administrative Purchaser in good faith using the exchange rate quoted in the Wall Street Journal, “Currency Trading-Exchange Rates” in effect on such date of determination.

“US Dollars, U.S. Dollars, US$ and $” mean lawful currency of the United States of America.

“US GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

“US Obligations” has the meaning set forth in Section 12.1(b).

“US Parent” has the meaning set forth in the preamble.

“US Purchaser” has the meaning set forth in the preamble.

“USD Accounts” shall mean Accounts invoiced and payable in US Dollars.

“USD Collection Accounts” has the meaning set forth in Section 2.2.1.

“USD Deposit Account Control Agreements” shall have the meaning ascribed to such term in Section 2.2.2.

“WFB Bank Account” shall mean such bank account owned and maintained by Administrative Purchaser (or, at the election of Administrative Purchaser, Purchaser) in its name and for its benefit, and designated from time to time by Administrative Purchaser as the WFB Bank Account hereunder.

“WFB Discount” has the meaning ascribed to such in the Schedule of Economic and Other Terms annexed hereto.

Rules of Construction

Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, references to “law” means all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, by-laws, ordinances, decrees, codes and administrative or judicial or arbitral or administrative or ministerial or departmental or regulatory precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority. Section, subsection, clause, schedule, preamble and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).

Rider B1

To

Account Purchase Agreement

CERTAIN REPRESENTATIONS AND WARRANTIES

Each Client hereby represents and warrants to Administrative Purchaser and Purchaser that as of each date of sale of a Purchased Account (and, with respect to clauses (b), (g), (s) and (t) below, on each date thereafter until such Purchased Account is paid in full:

(a) Client has good title to such Account, free of any lien, consignment arrangement, encumbrance or security interest, other than Permitted Liens;

(b) Client has not transferred, assigned or granted a lien or security interest in any such Account or the proceeds of any such Account to any party other than holders of Permitted Liens;

(c) Client has all necessary rights and authority to sell the full amount stated on each invoice evidencing such Account to Purchaser hereunder and such Account is legally saleable and assignable by Client, and the sale and assignment of such Account to Purchaser hereunder does not violate or breach the terms or conditions of any material agreement (including any ABL Loan Document), law or regulation which is binding upon or applicable to Client or by which Client is bound;

(d) Client has sold, assigned and transferred all right, title and interest of Client to such Account hereunder, so that, after giving effect to such sale, assignment and transfer, Purchaser shall be the absolute owner of such Account;

(e) Such Account evidences a bona fide, enforceable obligation created by the absolute sale and delivery of Goods or rendition of services by Client to its Customer in the ordinary course of Client’s business;

(f) Such Account does not represent Goods delivered upon “bill and hold”, “consignment”, “guaranteed sale”, “sale or return”, “payment on reorder” or similar terms;

(g) The Customer obligated in respect of such Account has accepted the goods or services stated in the invoice evidencing such Account, has not asserted a Commercial Dispute with respect to such Account, and is unconditionally obligated to pay at maturity the full amount of such Account without (regardless of merit and whether real or alleged) dispute, claim, offset, defense, deduction, rejection, recoupment, counterclaim or contra account, other than as to Permissible Allowances which are not subject to dispute;

(h) The Goods sold by Client giving rise to such Account were the exclusive property of Client;

(i) Such Account is due from a Customer located in the United States of America, its territories or Canada;

(j) If such Account is an Account of US Client, such Account is payable solely in US Dollars or Canadian Dollars;

(k) If such Account is an Account of Canadian Client, such Account is payable solely in US Dollars or Canadian Dollars;

(l) The invoice evidencing such Account, all Ancillary Documents and all other documents delivered by Client to Administrative Purchaser in connection therewith are (i) genuine and valid, (ii) are not mistaken, misleading, incorrect, incomplete or erroneous in any material respect and (iii) are not fraudulent in any respect;

(m) Such Account and the invoice evidencing such Account have not been and shall not be altered or modified in any way (other than as relates to Permissible Allowances) without the prior written consent of Administrative Purchaser.

(n) Such Account was not past due when offered for sale to Purchaser hereunder (or, with respect to the initial Accounts purchased by Purchaser hereunder, was not more than 30 days past due);

(o) Such Account was not aged 30 or more days from the original invoice date when offered for sale to Purchaser hereunder (or, with respect to the initial Accounts purchased by Purchaser hereunder, 90 days from the original invoice date)

(p) The selling terms of such Account do not exceed sixty (60) days without the prior written consent of Administrative Purchaser;

(q) Such Account does not evidence a sale of Goods or rendition of services by Client to any subsidiary, affiliate or parent company of such Client;

(r) Such Account evidences the sale of Goods legally and validly purchased and, if applicable, imported by the applicable Customer to the United States, its territories or Canada;

(s) The Customer of such Account is not, and will not at any time prior to the Settlement Date thereof be, a Sanctioned Person or Sanctioned Entity; and

(t) If Client is then acting as Servicer, Servicer has complied with the Servicer Collection Procedures with respect to such Account.

Rider B2

To

Account Purchase Agreement

OTHER REPRESENTATIONS AND WARRANTIES

Client hereby represents and warrants to Administrative Purchaser and each Purchaser that on the Effective Date and on each date of assignment to and purchase by Purchaser of each Purchased Account:

(a) such Client’s exact legal name is as set forth on the signature page of this Agreement;

(b) such Client is duly organized, validly existing and in good standing under the laws of its state of organization and its state of organization is as set forth in the preamble hereto;

(c) such Client is duly qualified to do business and is in good standing in each jurisdiction where its ownership of property or the conduct of its business requires such qualification, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Change;

(d) such Client has all power and authority under the laws of Client’s jurisdiction of organization and its articles of organization or incorporation to conduct Client’s business and to enter into, execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder and thereunder, and has taken all necessary action to authorize the execution and delivery of this Agreement and the Other Agreements and the performance of its obligations hereunder and thereunder;

(e) such Client’s principal office and mailing address containing Client’s books and records concerning the Approved Accounts are located at the address set forth on the signature page for Client of this Agreement;

(f) such Client is and shall remain in material compliance with all applicable laws, regulations and rules to the extent that any material non-compliance therewith would have an Material Adverse Change on Client’s ability to perform its obligations under this Agreement;

(g) such Client is and at all times shall be solvent;

(h) At the time of assignment of any Purchased Account by Client to Purchaser, Client will disclose to Administrative Purchaser in writing, any materially adverse or negative knowledge or information that Client may have with respect to the applicable Customer’s credit;

(i) This Agreement, the Other Agreements and all addendums, supplements, and agreements executed or delivered in connection herewith, (1) are legally and validly binding upon and enforceable against Client in accordance with their respective terms, (2) do not require the consent of any Governmental Authority or other Person for their effectiveness, and (3) do not violate or breach the terms or conditions of any material agreement, law or regulation which is binding upon or applicable to Client or by which Client is bound;

(j) No Material Adverse Change has occurred since the date of the most recent Financial Statements delivered to Administrative Purchaser under this Agreement;

(k) There are no actions or proceedings pending or, to Client’s knowledge, threatened against or affecting Client, in which an adverse decision could reasonably be expected to cause a Material Adverse Change;

(l) Each sale of Purchased Assets made by Client pursuant to this Agreement shall constitute a valid sale and assignment thereof by Client to Purchaser, enforceable against creditors of, and purchasers from, Client;

(m) the US Dollar Equivalent of the aggregate Initial Payment of all Purchased Accounts of US Clients for which a Settlement Date has yet to occur will not exceed the Maximum US Client Facility Amount; and

(n) the Canadian Dollar Equivalent of the aggregate Initial Payment of all Purchased Accounts of Canadian Clients for which a Settlement Date has yet to occur will not exceed the Maximum Canadian Client Facility Amount.